Exhibit 99.1

CATAMARAN CORPORATION ANNOUNCES STRONG THIRD QUARTER FINANCIAL RESULTS

Schaumburg, Illinois, October 30, 2014 - Catamaran Corporation (“Catamaran” or the “Company”) (NASDAQ: CTRX, TSX: CCT), a leading provider of pharmacy benefit management (“PBM”) services and technology, announces its financial results for the three and nine months ended September 30, 2014.

Q3 2014 Highlights

•	Revenue increased 53% to $5.5 billion in Q3 2014, compared to $3.6 billion in Q3 2013

•	Gross profit increased 22% to $351.5 million in Q3 2014, compared to $287.8 million in Q3 2013

•	EBITDA¹ increased 23% to $205.7 million in Q3 2014, compared to $167.6 million in Q3 2013

•	Net income attributable to the Company increased 12% to $82.0 million, or $0.39 per share (fully-diluted) in Q3 2014, compared to $72.9 million, or $0.35 per share (fully-diluted) in Q3 2013

•	Adjusted EPS¹ (fully-diluted) increased 12% to $0.58 in Q3 2014, compared to $0.52 in Q3 2013

•	Cash flow from operations increased 135% to $234.2 million in Q3 2014 compared to $99.5 million in Q3 2013

•	Adjusted prescription claim volume¹ for the PBM segment increased 45% to 101.0 million in Q3 2014, compared to 69.5 million in Q3 2013

•	Generic dispensing rate increased to 86% for Q3 2014, compared to 84% in Q3 2013

•
Entered into a definitive agreement to acquire Salveo Specialty Pharmacy (“Salveo”), a specialty pharmacy managing approximately $400 million in annualized drug spend with a diversified therapy mix and concentration in New York and California.

“Our third quarter results demonstrate our continued ability to deliver strong financial results while investing in strategic growth initiatives. The Catamaran team was very productive in the third quarter, securing additional wins in the selling season, advancing strategic integration activities and proceeding with our business development strategy culminating in the Salveo transaction we announced just after the quarter’s end. We are well positioned for future growth as we close out 2014, ” said Mark Thierer, Chairman and CEO of Catamaran Corporation.

Financial Review

Revenue and Gross Profit segmented by PBM and HCIT:
Catamaran evaluates segment performance based on revenue and gross profit. Reconciliations of the Company's business segments, PBM and Health Care Information Technology (“HCIT”), to the consolidated financial statements for the three and nine months ended September 30, 2014 and 2013 are as follows:

Three months ended September 30, (unaudited, in thousands)

	PBM		HCIT		Consolidated
	2014	2013	2014	2013	2014	2013
Revenue	$5,505,087	$3,578,767	$36,626	$35,381	$5,541,713	$3,614,148
Cost of revenue	5,174,185	3,310,636	15,980	15,724	5,190,165	3,326,360
Gross profit	$330,902	$268,131	$20,646	$19,657	$351,548	$287,788
Gross profit %	6.0%	7.5%	56.4%	55.6%	6.3%	8.0%

Nine months ended September 30, (unaudited, in thousands)

	PBM		HCIT		Consolidated
	2014	2013	2014	2013	2014	2013
Revenue	$15,734,424	$10,142,515	$107,576	$108,780	$15,842,000	$10,251,295
Cost of revenue	14,796,748	9,399,949	49,228	50,597	14,845,976	9,450,546
Gross profit	$937,676	$742,566	$58,348	$58,183	$996,024	$800,749
Gross profit %	6.0%	7.3%	54.2%	53.5%	6.3%	7.8%

Revenue
PBM revenue increased $1.9 billion, or 54%, to $5.5 billion in Q3 2014, compared to $3.6 billion in Q3 2013. PBM revenue increased $5.6 billion, or 55% to $15.7 billion for the year to date ("YTD") period ended September 30, 2014, compared to $10.1 billion for the same period in 2013. The increases in both periods are mainly due to organic growth driven by increased claim volume from new client implementations and increased specialty claim volume. Additionally, revenues have increased in both periods as a result of the Restat acquisition.

HCIT revenue increased $1.2 million, or 4%, to $36.6 million in Q3 2014, compared to $35.4 million in Q3 2013 mostly due to an increase in transaction revenue. HCIT revenue decreased $1.2 million, or 1%, to $107.6 million for the YTD period ended September 30, 2014, compared to $108.8 million for the same period in 2013 mainly due to decreases in professional services revenue.

Gross Profit
Gross profit for Q3 2014 increased $63.8 million, or 22%, to $351.5 million, compared to $287.8 million in Q3 2013. Gross profit for the YTD period ended September 30, 2014 increased $195.3 million, or 24%, to $996.0 million, compared to $800.7 million for the same period in 2013. The increases during both periods are mostly due to the successful implementations of new client contracts in 2014. Gross profit percentage decreased to 6.3% of revenue in Q3 2014, from 8.0% of revenue in Q3 2013. The YTD gross profit percentage decreased to 6.3% of revenue from 7.8% of revenue during the YTD period ended September 30, 2014, compared to the same period in 2013. The decreases are mainly due to the large Cigna volume carrying a significantly lower gross profit percentage per claim compared to the historical PBM business.

Selling, General and Administrative (“SG&A”) Costs
SG&A costs for Q3 2014 increased $21.4 million, or 19%, to $131.9 million, compared to $110.5 million in Q3 2013. SG&A costs for the YTD period ended September 30, 2014 increased $78.2 million, or 25%, to $389.0 million, compared to $310.8 million for the YTD period ended September 30, 2013. These increases are mainly due to the addition of Restat operating expenses and additional resources needed to support the growth of the PBM business.

Amortization
Amortization of intangible assets for Q3 2014 increased $5.0 million, or 11%, to $52.2 million, compared to $47.2 million in Q3 2013. Amortization of intangible assets for the YTD period ended September 30, 2014 increased $14.8 million or 10% to $162.2 million, compared to $147.4 million in the YTD period ended September 30, 2014. These increases are mainly driven by the amortization of intangible assets from the acquisition of Restat.

Interest and Other Expense, Net
Interest and other expense, net for Q3 2014 increased $8.9 million to $17.9 million compared to $9.0 million in Q3 2013. Interest and other expense, net for the YTD period ended September 30, 2014 increased $13.9 million to $44.9 million compared to $31.0 million for the same period in 2013. The increases during both periods are mainly due to higher average principal amount of long-term debt outstanding resulting from the issuance in March 2014 of $500 million aggregate principal amount of 4.75% senior notes.

Income Taxes
The Company recognized income tax expense of $33.8 million for Q3 2014, representing an effective tax rate of 26%, compared to $28.0 million, representing an effective tax rate of 25%, for the same period in 2013. The Company recognized income tax expense of $95.1 million for the YTD period ended September 30, 2014, representing an effective tax rate of 27%, compared to $75.6 million, representing an effective tax rate of 26%, for the same period in 2013. The increases during both periods in income tax expense were mainly due to higher taxable income compared to the same periods in 2013.

Net Income and EPS Attributable to the Company
The Company reported Q3 2014 net income attributable to the Company of $82.0 million, or $0.39 per share (fully-diluted), compared to $72.9 million, or $0.35 per share (fully-diluted), in Q3 2013. The Company reported YTD period ended September 30, 2014 net income attributable to the Company of $216.8 million or $1.05 per share (fully-diluted), compared to $187.8 million, or $0.91 per share (fully-diluted), for the same period in 2013. Net income attributable to the Company increased during both periods mainly due to increased revenue as a result of new customer implementations and additional income generated as a result of the Restat acquisition. These increases were partially offset by increases in SG&A expense, interest expense and amortization of intangible assets.

Q3 2014 Adjusted EPS¹ (fully-diluted), which excludes all amortization of intangible assets of $52.2 million, net of tax, increased 12% to $0.58 per share (fully-diluted) in Q3 2014, compared to $0.52 per share (fully-diluted) in Q3 2013. YTD 2014 Adjusted EPS (fully-diluted), which excludes all amortization of intangible assets of $162.2 million, net of tax, increased 13% to $1.62 per share (fully-diluted) in YTD 2014, compared to $1.43 per share (fully-diluted) in YTD 2013.

EBITDA¹
Q3 2014 EBITDA increased $38.2 million, or 23%, to $205.7 million, compared to $167.6 million in Q3 2013. YTD 2014 EBITDA increased $95.9 million, or 20%, to $565.1 million, compared to $469.2 million in YTD 2013. The increases during both periods are mainly due to increased net income attributable to the Company as a result of increased revenue, as noted previously. These increases were partially offset by increased SG&A costs due to the acquisition of Restat and additional resources added to support growth of the PBM business.

Cash Flow
In Q3 2014, the Company generated $234.2 million of cash from operations, compared to $99.5 million of cash during the same period in 2013. For YTD 2014, the Company generated $427.1 million of cash from operations, compared to $335.9 million of cash during the same period in 2013. Cash from operations increased during both periods primarily due to an increase in net income as discussed above. Additionally, during the YTD period, the Company generated approximately $140.7 million in cash from financing activities due to the issuance of $500 million in senior notes, offset by repaying $300 million of outstanding debt under the Company's revolving credit facility.

2014 Full Year Financial Guidance
With today's announcement, the Company is updating its 2014 full-year financial guidance:

•	Revenue of $21.1 to $21.5 billion

•	EBITDA[1] of $780 to $795 million

•	GAAP EPS (fully-diluted) of $1.45 to $1.50

•	Adjusted EPS[1] (fully-diluted) of $2.20 to $2.25 (excluding all amortization of intangible assets, net of tax)

Notice of Conference Call
Catamaran will host a conference call on Thursday, October 30, 2014, at 8:30 a.m. ET to discuss its financial results. Mark Thierer, Chairman and CEO, and Mike Shapiro, SVP and CFO, will co-chair the call. This call is being webcast and can be accessed from the IR Events page of the Catamaran Corporation web site at www.catamaranrx.com.  An archived replay of the webcast will be available for 90 days.

1Non-GAAP Financial Measures
Catamaran reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). Catamaran's management also evaluates and makes operating decisions using various other measures. Two such measures are Adjusted EPS and EBITDA, which are non-GAAP financial measures. Catamaran's management believes that these two measures provide useful supplemental information regarding the performance of Catamaran's business operations.

Adjusted EPS adds back the impact of all intangible asset amortization expense, net of tax. Amortization of intangible asset expense arises from the acquisition of intangible assets in connection with the Company's acquisitions. The Company excludes intangible asset amortization expense from EPS because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Catamaran's business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributes to revenue in the periods presented as well as future periods and should also note that such expenses will recur in future periods.

EBITDA is a non-GAAP measure that management believes is a useful supplemental measure of operating performance. EBITDA consists of earnings attributable to the Company prior to depreciation, amortization, interest and other expense, net, income taxes and adjustments to remove the applicable impact of any non-controlling interest. Management believes it is useful to exclude these items as they are essentially amounts that cannot be influenced by management in the short term.

The 2014 full year EBITDA guidance was computed using the Company's estimated 2014 earnings attributable to the Company prior to depreciation, amortization, interest and other expense, net, income taxes and adjustments to remove the applicable impact of any non-controlling interest. The 2014 full-year Adjusted EPS guidance was computed by taking the Company's GAAP EPS (fully-diluted) guidance and adding back the expected impact of all 2014 amortization of intangible asset expense totaling approximately $210 to $215 million, net of estimated income taxes (expected effective tax rate of approximately 27%).

Adjusted prescription claim volume equals Catamaran's mail service prescriptions multiplied by three, plus its retail and specialty prescriptions. The mail service prescriptions are multiplied by three to adjust for the fact that they typically include approximately three times the amount of product days supplied compared with retail prescriptions.

Management believes that Adjusted EPS, EBITDA and adjusted prescription claim volume provide useful supplemental information to management and investors regarding the performance of the Company's business operations and facilitate comparisons to its historical operating results. Management also uses this information internally for forecasting and budgeting as it believes that the measures are indicative of the Company's core operating results. Note, however, that these items are performance measures only, and do not provide any measure of the Company's cash flow or liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP, and investors and potential investors are encouraged to review the reconciliations of Adjusted EPS and EBITDA to their most directly comparable GAAP measure.

Adjusted EPS and EBITDA do not have standardized meanings prescribed by GAAP. The Company's method of calculating these items may differ from the methods used by other companies and, accordingly, may not be comparable to similarly titled measures used by other companies.

EBITDA Reconciliation	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2014	2013	2014	2013
	(unaudited)		(unaudited)
Net income attributable to the Company (GAAP)	$81,968	$72,938	$216,845	$187,764
Add:
Depreciation of property and equipment	20,483	11,059	47,861	28,204
Amortization of intangible assets	52,216	47,220	162,179	147,368
Interest and other expense, net	17,918	9,026	44,882	30,972
Income tax expense	33,763	27,981	95,113	75,616
Adjustments related to non-controlling interest	(644)	(673)	(1,819)	(771)
EBITDA	$205,704	$167,551	$565,061	$469,153

Adjusted EPS Reconciliation
(in thousands, except per share data)
	Three Months Ended September 30,				Nine Months Ended September 30,
	2014		2013		2014		2013
	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share
	(unaudited)				(unaudited)
Net income attributable to the Company (GAAP)	$81,968	$0.39	$72,938	$0.35	$216,845	$1.05	$187,764	$0.91
Amortization of intangible assets	52,216	0.25	47,220	0.23	162,179	0.78	147,368	0.71
Tax effect of reconciling item	(13,576)	(0.06)	(11,899)	(0.06)	(43,464)	(0.21)	(38,905)	(0.19)
Non-GAAP net income attributable to the Company	$120,608	$0.58	$108,259	$0.52	$335,560	$1.62	$296,227	$1.43

About Catamaran Corporation
Catamaran, the industry’s fastest-growing pharmacy benefits manager, helps organizations and the communities they serve take control of prescription drug costs. Managing more than 350 million prescriptions each year on behalf of over 32 million members, our flexible, holistic solutions improve patient care and empower individuals to take charge of their health. Processing one in every five prescription claims in the U.S., Catamaran’s skill and scale deliver compelling financial results and sustainable improvement in the overall health of members. Catamaran is headquartered in Schaumburg, IL., with multiple locations in the U.S. and Canada. For more information, please visit Catamaranrx.com, and for industry news and information follow Catamaran on Twitter, @CatamaranCorp.

Forward-Looking Statements
Certain statements included herein, including guidance and those that express management's objectives and the strategies to achieve those objectives, as well as information with respect to the Company's beliefs, plans, expectations, anticipations, estimates and intentions, constitute “forward-looking statements” within the meaning of applicable securities laws. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies. We caution that such forward-looking statements involve known and unknown risks, uncertainties and other risks that may cause our actual financial results, performance, or achievements to be materially different from our estimated future results, performance or achievements expressed or implied by those forward-looking statements. Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation, our ability to achieve increased market acceptance for our product offerings and penetrate new markets; our ability to compete successfully; our dependence on, and ability to retain, key customers; customer demands for enhanced services levels or loss or unfavorable modification with our customers; the risks and challenges associated with our PBM partnering agreement with Cigna Corporation due to the size of the client and the complexity and long-term nature of the agreement; consolidation in the healthcare industry; our ability to identify and complete acquisitions, manage our growth, integrate acquisitions and achieve expected synergies from acquisitions; changes in industry pricing benchmarks and continuing market and economic challenges; our ability to maintain our relationships with pharmacy providers, pharmaceutical manufacturers, third-party rebate administrators and suppliers; compliance with existing laws, regulations and industry initiatives and future change in laws or regulations in the healthcare industry; our ability to maintain our relationships with suppliers; the outcome of any legal or tax proceeding that has been or may be instituted against us; the existence of undetected errors or similar problems in our software products; potential liability for the use of incorrect or incomplete data; interruption of our operations due to outside sources and breach of our security by third parties; our dependence on the expertise of our senior management and other personnel; maintaining our intellectual property rights and litigation involving intellectual property rights; our ability to obtain, use or successfully integrate third-party licensed technology; our ability to accurately forecast our financial results; our level of indebtedness and the covenants and restrictions in the agreements governing our outstanding indebtedness; our access to sufficient capital to fund our future requirements; potential write-offs of goodwill or other intangible assets; and the material weakness identified in our internal control over financial reporting. The foregoing list of factors is not exhaustive and is subject to change and there can be no assurance that such assumptions will reflect the actual outcome of such items or factors. Other factors that should be considered are discussed from time to time in Catamaran's filings with the U.S. Securities and Exchange Commission, including the risks and uncertainties discussed under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and subsequent filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

When relying on forward-looking information to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. In making the forward-looking statements contained herein, the Company does not assume any future significant acquisitions, dispositions or one-time items. It does assume, however, the renewal of certain customer contracts. Every year, the Company has major customer contracts that come up for renewal. In addition, the Company also assumes new customer contracts. In this regard, the Company is pursuing large opportunities that present a very long and complex sales cycle which substantially affects its forecasting abilities. The Company has assumed certain timing for the realization of these opportunities which it believes is reasonable but which may not be achieved. Furthermore, the pursuit of these larger opportunities does not ensure a linear progression of revenue and earnings since they may involve significant up- front costs followed by renewals and cancellations of existing contracts. The Company has assumed certain revenues which may not be realized. The Company has also assumed that the material factors referred to in the previous paragraph will not cause such forward-looking information to differ materially from actual results or events. There can be no assurance that such assumptions will reflect the actual outcome of such items or factors. Accordingly, investors are cautioned not to put undue reliance on forward-looking statements. All subsequent written and oral forward-looking statements attributable to Catamaran or persons acting on our behalf are expressly qualified in their entirety by this notice.
THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS RELEASE REPRESENTS THE COMPANY’S CURRENT EXPECTATIONS AND, ACCORDINGLY, IS SUBJECT TO CHANGE. HOWEVER, THE COMPANY EXPRESSLY DISCLAIMS ANY INTENTION OR OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING INFORMATION, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE, EXCEPT AS REQUIRED BY APPLICABLE LAW.

For more information, please contact:
Tony Perkins
Investor Relations
Catamaran Corporation
(312) 261-7805
tony.perkins@catamaranrx.com

CATAMARAN CORPORATION
Consolidated Balance Sheets
(in thousands, except share data)

	September 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$906,835	$387,241
Restricted cash	32,224	32,220
Accounts receivable, net of allowance for doubtful accounts of $3,937 (2013 — $5,860)	1,296,245	959,586
Rebates receivable	880,117	305,955
Other current assets	176,987	152,673
Total current assets	3,292,408	1,837,675
Property and equipment, net of accumulated depreciation of $142,152 (2013 — $103,858)	188,728	197,007
Goodwill	4,724,639	4,720,275
Other intangible assets, net of accumulated amortization of $523,462 (2013 — $363,546)	1,019,240	1,181,419
Other long-term assets	74,250	59,387
Total assets	$9,299,265	$7,995,763

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$1,105,771	$817,805
Accrued expenses and other current liabilities	313,398	254,100
Rebates payable	915,035	356,265
Current portion - long-term debt	75,000	50,000
Total current liabilities	2,409,204	1,478,170
Deferred income taxes	259,311	301,341
Long-term debt	1,362,202	1,215,363
Other long-term liabilities	97,336	89,391
Total liabilities	4,128,053	3,084,265

Shareholders’ equity
Common shares: no par value, unlimited shares authorized; 207,484,514 shares issued and outstanding at September 30, 2014 (December 31, 2013 — 206,305,070 shares)	4,264,444	4,215,291
Additional paid-in capital	65,953	77,790
Retained earnings	834,006	617,161
Accumulated other comprehensive loss	(1,452)	(1,752)
Total shareholders' equity	5,162,951	4,908,490
Non-controlling interest	8,261	3,008
Total equity	5,171,212	4,911,498
Total liabilities and equity	$9,299,265	$7,995,763

CATAMARAN CORPORATION
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Revenue	$5,541,713	$3,614,148	$15,842,000	$10,251,295
Cost of revenue	5,190,165	3,326,360	14,845,976	9,450,546
Gross profit	351,548	287,788	996,024	800,749
Expenses:
Selling, general and administrative	131,897	110,454	389,048	310,839
Depreciation of property and equipment	19,442	9,979	44,904	24,887
Amortization of intangible assets	52,216	47,220	162,179	147,368
	203,555	167,653	596,131	483,094
Operating income	147,993	120,135	399,893	317,655
Interest and other expense, net	17,918	9,026	44,882	30,972
Income before income taxes	130,075	111,109	355,011	286,683
Income tax expense	33,763	27,981	95,113	75,616
Net income	$96,312	$83,128	$259,898	$211,067
Less: Net income attributable to non-controlling interest	14,344	10,190	43,053	23,303
Net income attributable to the Company	$81,968	$72,938	$216,845	$187,764
Earnings per share attributable to the Company:
Basic	$0.40	$0.35	$1.05	$0.91
Diluted	$0.39	$0.35	$1.05	$0.91
Weighted average number of shares used in computing earnings per share:
Basic	207,447,647	206,203,263	206,973,924	205,920,803
Diluted	207,875,252	206,824,618	207,470,739	206,636,923

CATAMARAN CORPORATION
Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$96,312	$83,128	$259,898	$211,067
Items not involving cash:
Stock-based compensation	8,980	6,592	24,379	19,724
Depreciation of property and equipment	20,483	11,059	47,861	28,204
Amortization of intangible assets	52,216	47,220	162,179	147,368
Deferred lease inducements and rent	5,757	8,693	5,947	24,042
Deferred income taxes	(17,502)	(10,438)	(43,546)	(36,225)
Tax benefit on option exercises	(249)	(992)	(4,241)	(10,469)
Deferred financing cost amortization	2,469	2,133	7,126	6,999
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(122,614)	(98,414)	(336,629)	(119,630)
Rebates receivable	28,099	(7,282)	(574,416)	11,131
Restricted cash	(1)	(32)	(4)	199
Other current assets	45,060	(5,338)	(11,390)	8,036
Accounts payable	105,016	70,242	287,949	47,608
Accrued expenses and other current liabilities	31,501	(5,696)	48,531	(17,983)
Rebates payable	(27,822)	235	558,770	14,022
Other long-term assets and liabilities	6,505	(1,591)	(5,320)	1,760
Net cash provided by operating activities	234,210	99,519	427,094	335,853
Cash flows from investing activities:
Acquisition, net of cash acquired	—	—	(2,026)	(7,076)
Purchases of property and equipment	(13,336)	(21,137)	(46,209)	(93,272)
Proceeds from restricted cash	—	—	—	20,004
Net cash used by investing activities	(13,336)	(21,137)	(48,235)	(80,344)
Cash flows from financing activities:
Proceeds from issuance of debt	—	—	492,500	100,000
Repayment of long-term debt	(12,500)	(6,250)	(325,000)	(256,250)
Payment of financing costs	—	—	(1,963)	(2,347)
Proceeds from exercise of options	652	1,047	5,596	2,976
Proceeds from exercise of warrants	—	487	3,453	487
Tax benefit on option exercises	249	992	4,241	10,469
Payments of contingent consideration	—	—	—	(23,203)
Distributions to non-controlling interest	(12,000)	(12,000)	(37,800)	(22,115)
Other	(32)	—	(353)	—
Net cash (used) provided by financing activities	(23,631)	(15,724)	140,674	(189,983)
Effect of foreign exchange on cash balances	44	(19)	61	(75)
Increase in cash and cash equivalents	197,287	62,639	519,594	65,451
Cash and cash equivalents, beginning of period	709,548	373,588	387,241	370,776
Cash and cash equivalents, end of period	$906,835	$436,227	$906,835	$436,227